Exhibit 99.1

Atlas Energy Solutions Appoints Mike Howard to its Board of Directors

Austin, TX – February 13, 2024 – Atlas Energy Solutions Inc. (NYSE: AESI) (“Atlas” or the “Company”) today announced that the Board of Directors (the “Board”) has appointed Mike Howard to serve as a member of the Board and the Company’s Nominating and Corporate Governance Committee.

Mr. Howard serves as Chairman and CEO of Howard Midstream Energy Partners, LLC (“HEP”), a diverse, multibillion-dollar energy company operating critical energy infrastructure in four states and Mexico. With more than 28 years of midstream energy experience, Mr. Howard has passionately led a purpose driven organization through some of the most challenging times in the oil and gas industry.

“We are pleased to add Mike to the Atlas Board of Directors”, commented Bud Brigham, Founder, Chairman and CEO. “Mike brings valuable perspective and experience across several faucets of the oil and gas industry. We look forward to utilizing his insight and expertise to further Atlas’ success in the years to come.”

Prior to co-founding HEP in 2011, Mr. Howard was President of Midstream at Energy Transfer Partners (NYSE: ETP and ETE), a Fortune 100 energy company, where his responsibilities encompassed all aspects of the midstream, transportation and storage segments including business development, engineering, operations, contract administration, and compliance for both the regulated and non-regulated businesses. In addition to chairing the HEP Board of Directors, Mike serves on the Board of Directors of Jonah Energy LLC and the Boards of Trustees for the Texas A&M University, Kingsville Foundation, the United Way of Bexar County, and the Witte Museum. Mike received his Bachelor of Science in chemical engineering from Texas A&M University, Kingsville.

About Atlas Energy Solutions

Our company was founded in 2017 by long-time E&P operators and led by Bud Brigham. Our experience as E&P operators, combined with our unique asset base and focus on using technology to deliver novel solutions to our customers’ toughest challenges and mission-critical needs differentiates us as the proppant and logistics provider of choice in the Permian Basin.

Atlas is a leader in the proppant and proppant logistics industry and is currently solely focused on serving customers in the Permian Basin of West Texas and New Mexico, the most active oil and natural gas producing regions in North America. Our Kermit, TX and Monahans, TX facilities are strategically located and specifically designed to maximize reliability of supply and product quality, and our high-efficiency trucking assets and the Dune Express conveyor system is driving significant advancements in proppant logistics.

Our core mission is to maximize value for our stockholders by generating strong cash flow and allocating our capital resources efficiently, including providing a regular and durable return of capital to our investors through industry cycles. Further, we recognize that our long-term profitability is maximized by being good stewards of the environments and communities in which we operate. In our pursuit of this mission, we work to improve the processes involved in the development of hydrocarbons, which we believe will ultimately contribute to providing individuals with access to the energy they need to sustain or improve their quality of life in a clean, safe, and efficient manner. We take great pride in contributing positively to the development of the hydrocarbons that power our lives.

Investor Contact

Kyle Turlington

5918 W Courtyard Drive, Suite #500
Austin, Texas 78730
United States
T: 512-220-1200
IR@atlas.energy